Exhibit 99.1

Press Release October 17, 2018
7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Announces Appointment of New Board Members

FORT WAYNE, INDIANA, October 17, 2018 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that its Board of Directors has appointed Sheree L. Bargabos and Steven A. Sonnenberg, as independent members of the Board. The appointments are for the balance of a one year term, ending in May 2019, coinciding with the company’s regularly scheduled Annual Meeting of Shareholders.

Sheree L. Bargabos

The Board appointed Sheree L. Bargabos, age 63, as a new director. From 2002 through 2012, Ms. Bargabos served as the President of the Roofing and Asphalt Division of Owens Corning, a global manufacturer of composite building materials, with 2017 revenues of $6.4 billion. In her capacity as President, Ms. Bargabos was responsible for the $2 billion roofing and asphalt business segment, managing 2,000 employees across 14 manufacturing locations. From 2013 through her retirement in 2015, Ms. Bargabos assumed the role of Vice President, Customer Experience, Roofing, helping to facilitate the successful transition of her successor, among other responsibilities.

Among numerous strong leadership characteristics, Ms. Bargabos brings a strong background in both industrial and commercial operations to the Steel Dynamics Board. She holds a Bachelor of Science degree in Chemistry from McGill University in Montreal, Quebec, Canada and an M.B.A. from Babson College in Wellesley, Massachusetts. She currently serves on the Board of Directors and as a member of the Governance committee of PGT Innovations, Inc., the nation’s largest manufacturer of impact resistant windows and doors.

Ms. Bargabos will serve as a member of Steel Dynamics Audit Committee.

Steven A. Sonnenberg

The Board also appointed Steven A. Sonnenberg, age 65, as a new director. From 2008 through 2016, Mr. Sonnenberg served as President of Emerson Electric Co.’s $8.5 billion Process Management Group, a worldwide 40,000-employee, eight business unit manufacturer of automation products for process industries, including oil and gas, chemical processing, power, life sciences, and metals and mining. In 2016, Mr. Sonnenberg became Chair of Emerson Electric Co.’s Automation Solutions business, which assists manufacturers to maximize performance through Emerson’s industry-leading portfolio of technologies to measure, control, optimize and power their operations. In that role, and until his retirement in 2018, he also served as a senior advisor on large acquisitions and on the development of the company’s highest-level customer relationships. Currently, Mr. Sonnenberg serves as a senior advisor to Emerson and works part time in the areas of leadership development and customer relations. For more than 15 years prior to his appointment as Emerson’s Process Management Group’s President, Mr. Sonnenberg managed various Emerson affiliated companies with operations throughout Asia and Europe.

Among numerous strong leadership characteristics, Mr. Sonnenberg brings a strong background in industrial and international operations to the Steel Dynamics Board. He holds a Bachelor’s degree in Civil Engineering from the Georgia Institute of Technology and an M.B.A in Business Administration from the University of Virginia Darden School of Business. He serves on the Board of Directors of Tennant Company, specializing in the design, manufacture and sale of nonresidential floor maintenance, outdoor cleaning equipment and related products, where he holds the position of Lead Independent Director, as well as a member of the Audit, Governance and Executive Committees.

Mr. Sonnenberg will serve as a member of Steel Dynamics Governance Committee.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500